EXHIBIT 5.1
 OPINION OF COUNSEL REGARDING
 LEGALITY OF SECURITIES BEING REGISTERED

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 Jacobvitz, Thuma & Walker
A Professional Corporation
Attorneys At law
500 Marquette N.W., Suite 650
Albuquerque, NM 87102

March 12, 2001

Mr. William N. Hagler
President
Intermountain Refining Co., Inc.
P.O. Box 35
Farmington, New Mexico  87499

Re: Intermountain Refining Co., Inc.'s Proposed Issuance of Common Stock

Dear Mr. Hagler:

     Intermountain Refining Co., Inc., a New Mexico corporation (the "Company"), proposes to issue under a Form S-1 Registration Statement (the "Registration Statement") up to 1,155,609 shares of the Company's Common Stock (the "Shares").  In connection with the proposed issuance of the Shares, you have asked us to render the opinion set forth below.

     In rendering the opinion, we have examined and relied upon the following documents, and no others:

      1. The Company's Amended and Restated Articles of Incorporation, filed October 22, 1999 with the New Mexico Secretary of State;

      2. The Company's By-Laws, as amended to date;

      3. Resolutions adopted by the Board of Directors the Company authorizing the issuance of the Shares; and

     4. Resolutions adopted by the sole shareholder of the Company authorizing the issuance of the Shares.

     We have not undertaken, nor do we intend to undertake, any independent investigation beyond reviewing the foregoing documents.

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    In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy, and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

    We have also assumed for the purpose of rendering this opinion that: (i) the Shares shall be issued in compliance with all applicable federal and state securities laws and regulations; and (ii) stock certificates evidencing the Shares will be properly executed and delivered as part of the issuance of the Shares.

    On the basis of the foregoing, and subject to the assumptions, limitations, and qualifications hereinabove and hereinafter set forth, we are of the opinion that the Shares, when issued and delivered against payment therefore in accordance with the terms of and as set forth in the Registration Statement, will constitute legally issued, fully paid, and non-assessable shares of common stock of the Company.

     We are licensed to practice law in the State of New Mexico.  We express no opinion as to the laws of any other jurisdiction, and no opinion on the extent that the laws of any jurisdiction are applicable to the subject matter hereof.  We express no opinion about whether the proposed issuance of Shares complies with applicable federal or state (including New Mexico) securities laws or regulations.

     The opinion set forth herein is rendered as of the date of this letter.  We do not undertake to advise you of changes that may be brought to our attention after the date hereof.

     We hereby consent to: (i) the filing of this opinion as an exhibit to the Registration Statement (although we express no opinion about the Company's compliance with federal securities laws and regulations); and (ii) the filing of this opinion in connection with such applications as may be necessary to register, qualify, or establish eligibility for an exemption from registration or qualification of the Shares under any state's securities laws and regulations (although we express no opinion about the Company's compliance with such state securities laws or regulations).

                                                                                                          Very truly yours,

                                                                                                          /s/
                                                                                                          Jacobvitz, Thuma & Walker, P.C.

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